Exhibit 99.1

Initial Clinical Data Reveal Potential of Tasimelteon to Reset the Body Clock

In Non-24-Hour Sleep-Wake Disorder

ROCKVILLE, Md., January 26, 2012 /PRNewswire/ — Vanda Pharmaceuticals Inc. (NASDAQ: VNDA) announced today that tasimelteon was shown for the first time to reset the body clock and to align it to a constant 24-hour day in patients suffering from Non-24-Hour Sleep-Wake Disorder (Non-24-Hour Disorder). Tasimelteon is a circadian regulator in development for the treatment of Non-24-Hour Disorder in totally blind individuals with no light perception.

This observation was made in four patients during the initial run-in segment of the RESET study. RESET is a Phase III study of the maintenance effect of tasimelteon in the treatment of Non-24-Hour Disorder. Vanda intends to enroll a total of 20 tasimelteon responders in this study.

“We are extremely excited by this finding as it provides us with evidence that tasimelteon is able to reset the body clock in patients with Non-24-Hour Disorder,” said Mihael H. Polymeropoulos, MD, President and CEO of Vanda Pharmaceuticals.

Circadian regulation is necessary for the treatment of Non-24-Hour Disorder and it is predictive of a beneficial effect on both nighttime sleep and daytime naps. While light resets the body clock in sighted individuals, keeping it synchronized with the 24-hour day, this effect is lost in totally blind individuals with no light perception.

Vanda is currently studying the efficacy of tasimelteon in Non-24-Hour Disorder in two Phase III studies, SET and RESET, which are ongoing and expected to be completed by the end of 2012.

About the RESET Study

RESET is a randomized withdrawal study designed to demonstrate the maintenance effect of 20 mg tasimelteon in the treatment of Non-24-Hour Disorder. Twenty totally blind individuals with no light perception and diagnosed as having a body clock period of greater than 24 hours, will be treated with tasimelteon for three months during a run-in phase. Patients who respond to tasimelteon treatment during the run-in phase, as measured by the resetting and alignment of their body clock to the 24-hour day, will then be randomized either to receive placebo or to continue receiving tasimelteon for 2 months. During the post-randomization phase, patients will be re-evaluated. For more information, please visit http://clinicaltrials.gov/.

About Non-24-Hour Disorder

Non-24-Hour Disorder is a chronic circadian rhythm sleep disorder that affects more than 50 percent of the totally blind individuals in the U.S., or 65,000 to 95,000 people. Non-24-Hour Disorder occurs almost entirely in individuals who are totally blind and lack the light sensitivity necessary to reset the circadian clock. Without light perception, the brain’s circadian rhythms, which guide many of the body’s functions, including sleep, are not reset to a regular 24-hour cycle.

Individuals with Non-24-Hour Disorder are unable to synchronize their internal clock to the 24-hour day-night cycle, which disrupts their sleep-wake cycle. For more information, please visit http://24sleepwake.com/.

About Tasimelteon

Tasimelteon is the first compound in development for the treatment of Non-24-Hour Disorder. Tasimelteon is a specific and potent agonist of the human MT1 and MT2 receptors. Compounds that selectively bind to melatonin receptors are thought to be able to regulate the body clock, which may be useful to treat circadian rhythm disorders. Tasimelteon is being studied in both Non-24 and Major Depressive Disorder (MDD).

About Vanda Pharmaceuticals Inc.

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of products for central nervous system disorders. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com/.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: the extent and effectiveness of the development, sales and marketing and distribution support Fanapt® receives; Vanda’s ability to successfully commercialize Fanapt® outside of the U.S. and Canada; delays in the completion of Vanda’s clinical trials; a failure of Vanda’s products, product candidates or partnered products to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products, product candidates or partnered products or to comply with ongoing regulatory requirements; a lack of acceptance of Vanda’s products, product candidates or partnered products in the marketplace, or a failure to become or remain profitable; Vanda’s expectations regarding trends with respect to its costs and expenses; Vanda’s inability to obtain the capital necessary to fund additional research and development activities; Vanda’s failure to identify or obtain rights to new products or product candidates; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; limitations on Vanda’s ability to utilize some or all of its prior net operating losses and research and development credits; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products or product candidates under its license and sublicense agreements and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2010 which is on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Vanda’s annual report on Form 10-K and quarterly reports on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Cristina Murphy

Senior Communications Manager

Vanda Pharmaceuticals Inc.

(240) 599-4500

cristina.murphy@vandapharma.com

Media Contact:

Brad Miles

BMC Communications

(212) 477-9007, extension 17

bmiles@bmccommunications.com